Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately
1-800-345-9680

Quipp, Inc. Reports Improved Second Quarter And First Half Operating Results

Miami, FL, August 10, 2005 – Quipp, Inc. (NasdaqNM: QUIP) announced today that second quarter net income amounted to $156,000 ($0.11 per basic and fully diluted share) reflecting a 4% increase over the $150,000 ($0.11 per basic and $0.10 fully diluted share) earned in the second quarter of 2004. Profits increased despite lower revenues that totaled $5,441,000 during the April – June period of this year compared to $7,296,000 in the same quarter of last year.

For the first half of 2005, revenues reached $13,715,000 compared to the $13,086,000 reported for the first six months of 2004. Year-to-date net income amounted to $285,000 ($0.20 per basic and fully diluted share) representing an 18% increase over the $241,000 ($0.17 per basic and fully diluted share) earned through mid-year in 2004.

Michael Kady, Quipp’s President and Chief Executive Officer, stated, “We are pleased that the Company is able to report increasing net income for the first half of 2005. Moreover, operating profit was nearly double the amount generated during the same period of a year ago, but lower royalties and interest income tempered the operating gains. In addition, cash and marketable securities balances increased to $9,401,000 as of the end of June from $8,739,000 at the beginning of the year.”

Mr. Kady added that, “Even though revenues recognized in the second quarter of 2005 were lower than in the comparable period of the prior year, net income improved largely because of higher gross profit margins, lower research and development costs, and the absence of costs associated with the NEXPO trade show that was held in March this year rather than in June, as was the case in 2004.”

New orders booked in this year’s second quarter amounted to $5,309,000 compared to $4,535,000 during the same period of last year and $3,690,000 in the first quarter of this year. Backlog as of June 30, 2005 totaled $4,083,000 versus $8,305,000 a year ago and $8,631,000 on December 31, 2004.

	Quarter Ended June 30,		Six Months Ended June 30,
(000’s omitted, except per share data)	2005 (unaudited	2004 (unaudited)	2005 (unaudited)	2004 (unaudited)
Net Sales	$5,441	$7,296	$13,715	$13,086
Net Income (Loss)	$156	$150	$285	$241
Basic and Diluted earnings (loss) per share	$0.11	$0.11	$0.20	$0.17
Diluted earnings (loss) per share	$0.11	$0.10	$0.20	$0.17

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated assembly, bundling and movement of newspapers from the printing press to the delivery truck.